                                                                    EXHIBIT 99.1

C: Simone Lagomarsino;Hawthorne Financial Corporation;President & CEO

C: David Rosenthal;Hawthorne Financial Corporation;EVP & CFO

P: Mike McMahon;Sandler O'Neill & Partners;Analyst

P: Richard Eckert;Roth Capital Partners;Analyst

P: Gary Townsend;Friedman, Billings, Ramsey;Analyst

P: Don Worthington;Hoefer & Arnett;Analyst

P: Operator;;

+++ presentation

Operator: Good day ladies and gentlemen and welcome to your Q3, 2003, Hawthorne Financial earnings conference call. My name is Jean and I'll be your conference coordinator today. At this time all lines are in a listen-only mode. After our presentation we will open the call to questions. Should you require operator assistance on this call, key star zero on your tone dial phone and we'll be happy to assist you. Now I'd like to turn the call over to your host Ms. Simone Lagomarsino. Ma'am you may proceed.

Thank you Jean. Good morning to those of you here on the west coast and good afternoon to those of you on the east coast. Thank you for joining the Hawthorne Financial Corporation 3rd Quarter 2003 Conference Call. My name is Simone Lagomarsino and I'm the President and Chief Executive Officer of Hawthorne Financial Corporation and Hawthorne Savings and with me is David Rosenthal, our Executive Vice President and Chief Financial Officer.

Hopefully, everyone has had an opportunity to review our press release highlighting our 3rd quarter results. Before we begin reviewing the quarterly results, I should mention that comments made during this call may contain forward-looking statements based on plans, expectations, events or trends. Actual results could differ materially from those discussed on this call. The speakers on this call claim the protection of the safe harbor provisions contained in the Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more complete discussion of the risks and uncertainties that may cause actual results to differ materially from expected results, we encourage you to refer to today's earnings release, the Company's Annual Report on Form 10K for 2002 and our other SEC Filings. If you have not yet received a copy of today's earnings release, you may do so now by visiting our website at www.hawthornesavings.com, click on Investor Relations, then News.

This morning I'll be covering a few points from our earnings release, and then I'll briefly discuss the Southern California economy, after which I'll be happy to respond to any questions.

First, some highlights from our quarter. This morning we reported net income for the quarter of $7.2 million, a 28% increase compared to the $5.6 million of net income recorded in the same quarter for 2002, and a 4% increase over the prior quarter. This solid performance resulted in diluted earnings per share for the quarter of 57 cents, representing an increase of 24% compared to the 46 cents earned in the 3rd quarter of 2002, and 4% over the 2nd quarter of 2003.

On September 25th, we announced a 50% stock dividend, which in effect is a three for two stock split. All of our earnings per share numbers in our 3rd quarter earnings release have been adjusted for this stock dividend, in accordance with generally accepted accounting principles. Had we not adjusted the earnings per share for the 3rd quarter for this stock dividend, our earnings per share would have been 86 cents for the 3rd quarter. The stock dividend will be issued to shareholders of record on October 6th and distributed on or about October 27th.

On a year-to-date basis, net income was $20.8 million; an increase of 24% compared with the net income of $16.8 million for the nine months ended September 30, 2002. Earnings per share for the first nine months of 2003 totaled $1.66, compared to $1.45 for the same period in 2002, reflecting a 15% increase. Again, these earnings per share numbers are adjusted for the 50% stock dividend.

During the first nine months of 2003 our team of talented employees continued to focus on our core business, and the results reflect those efforts. Loan originations reached record levels, totaling $773 million, a 46% increase over the prior year. Noninterest bearing checking account balances grew 20% on an annualized basis, and transaction accounts grew by 8% annualized. Transaction accounts represent 39% of total deposits, which is consistent with year-end levels. Deposit fee income is up about 29% year-to-date compared to the same period last year, and deposit fee income increased 19% in the 3rd quarter, compared to the 2nd quarter, largely due to the courtesy overdraft program that was introduced in April this year. We are extremely pleased with the initial success of this program.

Throughout 2003, we've continued to work to increase the value of our franchise by growing and cross-selling our deposit base. Our success in this regard is probably best exhibited by the significant increase in our cross-sell ratio. At December 31, 2002 our cross-sell ratio was 2.44 products per household. As of September 30, 2003 that ratio had grown to 2.71 products per household, reflecting an annualized increase of 15%. I feel this improvement in the cross-sell ratio is quite an accomplishment considering that we have over 40,000 households.

I would like to update you with regard to the progress that we've made in the branches we acquired from First Fidelity just over a year ago. Total checking account balances have doubled in the last year, and we've increased the number of checking accounts by 129%, while during the same period we've lowered the overall cost of funds in these branches by 89 basis points. The success in these branches is in large part due to our high standards for extreme service and our strong commitment to the communities that we serve.

Our strong operating results for the 3rd quarter and 1st nine months of 2003 are reflected in our solid performance ratios. Return on average assets for the 3rd quarter was 1.12%, reflecting an improvement from the 1.08% achieved in the 2nd quarter of 2003 and 1.06% for the same period a year earlier. Return on average equity for the 3rd quarter of 2003 was 16.51%, and 16.43% year-to-date, well within our target range of 15 to 20%.

I'd like to now discuss our lending operations. Our loan originations remained at record levels as we originated $288 million in new loans during the 3rd quarter, an increase of 16% compared to the 2nd quarter. Loan originations for the nine months ending September 30, 2003, were $773 million, compared to $528 million for the same period a year earlier, reflecting a 46% annualized increase. Loan originations for the quarter were comprised of 45% single-family residential loans, 33% income producing property loans, the vast majority of which were multifamily properties, and 22% were loans for construction and land acquisition.

As a result of the interest rate environment that we've been operating in, we've seen a significant increase in our prepayments. During the 3rd quarter, our prepayment speeds increased to 44%, up from 38% in the 2nd quarter. The good news however is that prepayments appear to have peaked in the month of August. In September the volume of prepayments was 10% less than the dollar amount of loans that prepaid in August, and the volume of prepayments for October to date are approximately 14% less than what they were at this time in September. Accordingly, it appears that we are beginning to see a significant slow down in prepayments, and we reiterate our guidance that we expect net growth in our portfolio from year end 2002 to year end 2003 of between zero and 5%. We remain very confident in the expertise and capabilities of our loan origination group, and our goal is that this seasoned team will continue to originate loans of approximately $100 million, per month, well into 2004. With this level of loan originations, and assuming prepayments slow to between 25 and 30%, we expect net loan growth during 2004 of between 10 and 20%.

Another reason that we are optimistic about loan growth in 2004 is that indications are that we are moving into the time in the cycle when variable rate lending will be the choice of the consumers. We are very proud that we have performed extremely well in what, up until recently, has been a fixed-rate environment. One of the primary reasons for our success is that we have aligned ourselves with organizations that are directly associated with the sale of real estate. As a result, a significant amount of our business, particularly in the single family residential lending division, has been for the purchase of homes rather than the refinancing of home loans. During the 3rd quarter, loans for the purchase of homes comprised 66% of our new loan originations, and year-to-date, loans for the purchase of homes comprised 62% of our new single family lending business.

I would now like to elaborate further on the retail branch network. During the 3rd quarter of 2003, our noninterest bearing checking accounts grew at an annualized rate of 6%, and on a year-to-date basis noninterest bearing checking accounts have grown at an annualized rate of approximately 20%. Total transaction accounts have grown by 8% annualized, and total deposits have grown 6% annualized through September 2003.

The bank's branching strategy continues to be based around providing convenience and access to our core customers in specifically targeted areas where the demographics meet our criteria. Rather than develop a large branch network throughout the four Southern California counties, our branching strategy entails selecting specific targeted markets within the counties, such as the South Bay region of Los Angeles County, North San Diego County and the Irvine Corridor in Orange County. Our goal is to become "the community bank" in these markets and to grow our market share to rank us within the top five in each of these regions. This is similar to what we have done in the South Bay, where we are currently ranked fifth in market share out of 47 institutions.

As of June of 2002, the most recent FDIC information available, we are currently ranked 15th in North San Diego County out of 29 institutions, and 10th in the Irvine Corridor out of 37 institutions. It is clear that we have some work to do in order to build our deposits in these markets so that we rank in the top five, which is why our De Novo branches will be opened in these two markets in the foreseeable future. Our goal is to improve these rankings year over year, and we will be reporting these statistics as they become available.

We continue our active involvement in the communities in our key target markets where we participate in numerous community events. Our commitment to making a difference in our communities is evidenced by the many financial literacy programs that we have developed, including programs for elementary, junior high and high schools.

Additionally, we conduct financial elder abuse programs, first time homebuyer seminars, and programs targeting people who have historically under utilized banking services.

In fact, in a news release published yesterday, October 22, 2003, the Board of Directors of the California Reinvestment Committee announced that Hawthorne Savings is the recipient of the Community Reinvestment Excellence Award in the Community Lending category. This award was for our Section 8 home ownership program. The CRC is a statewide coalition of more than 200 nonprofit organizations and public agencies. This specific award was recognition of Hawthorne's innovative products and programs that have had a significant impact on California's underserved communities during 2002. We certainly appreciate this recognition, but more importantly, we are proud that we are able to make a difference in our community.

We strongly believe that our visibility and commitment to the communities that we serve, and our extreme service standards are key components to our success in building our loyal base of core deposit customers, which of course equates to improved franchise value for our shareholders.

We continue to be focused on cost containment and efficiency, and as a result we've adopted a branch expansion strategy wherein we will typically only open one or two branches in any 12-month period. We have already opened two branches so far this calendar year, and we anticipate opening one or two branches in the 3rd or 4th quarter of 2004.

Another area in which we've enjoyed considerable success is the increase in noninterest revenue. During the 3rd quarter of 2003, noninterest revenue totaled $2.6 million, which is a 47% increase over the same period in 2002. Year-to-date, noninterest revenue totaled $6.2 million, a 48% increase compared to the same period in 2002. The primary reason for the significant increase in noninterest revenue is the increase in prepayment fees. Additionally, deposit fee income is up 36% in the 3rd quarter of 2003 compared to the same period in 2002, and 29% year-to-date compared to the same period a year earlier. This is primarily the result of the courtesy overdraft program that was introduced to our customers in April of 2003. Other fee income totaled $349,000 in the 3rd quarter, reflecting a 68% increase from the same period the prior year. For the year-to-date, other noninterest income was $1.15 million, compared to $322,000 the prior year. The two primary reasons for the significant increases in other noninterest income during the most recent quarter, and year-to-date in 2003, are the income from Bank Owned Life Insurance that was purchased in April of 2003 and the commissions from our Bank's investment sales program. Our current guidance for noninterest revenue for 2003 is that it will increase by approximately 25% over noninterest revenue in 2002, and for 2004 we are projecting that it will be relatively in line with noninterest revenue in 2003. However, the composition in 2004 will be significantly different. During 2003 approximately 40 to 45% of the noninterest revenue will result from loan prepayment fees. However, prepayment fee income is expected to be only about 25% of total noninterest revenue in 2004. Several factors are expected to contribute to the difference. Most notably we anticipate an increase in deposit fee income because we will have an entire year of the courtesy overdraft program. Additionally, income from Bank Owned Life Insurance is projected to increase in 2004 because we will have an entire year of this earning stream as well.

We will now turn our discussion to an analysis of the net interest income and net interest margin. Net interest income for the 3rd quarter of 2003 was $19.6 million, reflecting a 12% increase compared to the 3rd quarter of 2002. Net interest income earned in the nine months ended September 30, 2003 was $60.9 million, reflecting an increase of 18% compared to the same period in 2002. The resulting net interest margin was 3.13% for the quarter and 3.25% year-to-date. We provided a lot of detail in the press release about the net interest margin and I won't repeat that detail here. However, I do want to reiterate a few points that we made in the press release which are related to net interest margin guidance for 2003 and 2004. We anticipate that the net interest margin for 2003 will be in the range of 3.18 to 3.23%, which is slightly lower than the low end of our previous guidance. Bottom line, the loans that have prepaid during the course of 2003 have had a higher yield than the new loans that we are originating, resulting in reduction in our yield on earning assets. And although we've significantly reduced our cost of funds, the yield on earning assets has decreased to a greater extent, which has resulted in compression of the net interest margin. Further, we provided new guidance that the net interest margin for 2004 will be further compressed to a range of 3.05 to 3.15%.

We have undertaken two significant initiatives that we believe will assist in maintaining the net interest margin in the range that I just indicated. First, we are in the process of negotiating with the Federal Home Loan Bank to restructure about $130 million of advances. These advances currently have an average rate of 4.02% and an average maturity of 15.5 months, and it is our intention to restructure and extend the maturity of these advances to approximately 60 months. Assuming we are successful in negotiating this transaction, our cost of funds on the $130 million will be lowered by 119 basis points, having a four basis point positive impact on our net interest margin in 2004, and improving our net interest income by $1.5 million in 2004. Additionally, we are in the process of analyzing an interest rate swap for our $9 million fixed rate, trust preferred securities, which bear a rate of 10.18%. Based on our analysis, if we were to accomplish this swap at current rate levels, it would save us approximately $300,000 in interest expense per year. The earnings impact from these initiatives is factored into the previously announced guidance, and we anticipate having these initiatives completed by year-end.

With the recent volatile interest rate environment, it probably makes sense to spend a few minutes talking about our securities portfolio. As of September 30, 2003, our investment portfolio totaled $365 million representing about 14% of total assets, which is within our previously announced range of between 10 and 15%. The average coupon in the portfolio is 4.43%. As of September 30, the effective duration is 2.63, and the average life is 4.2 years. In terms of extension risk, if interest rates moved up 300 basis points, the average life would extend to only 5.8 years. At quarter end, the unrealized loss on the portfolio was $3.4 million and the accounting yield for the quarter was 3.0%. As you can see, we are somewhat prudent in our investment practices. We are not trying to hit a home run with this portfolio, we are merely striving for an incremental return on our excess liquidity.

In terms of the bank's interest rate risk, the current exposure places us in the minimal risk category as defined by the OTS, and we intend to manage the Company so that we retain this classification.

Turning now to our improvements in operating efficiency. Noninterest expense during the 3rd quarter of 2003 was $10.3 million, $100,000 less than the same period in the prior year. This is truly extraordinary when you consider that the acquisition was completed in August of 2002, so in the 3rd quarter of 2002, there were 57 days of the lower preacquisition expenses and only 35 days of the combined expenses, and there were only $300,000 of one time charges relating to the acquisition in the 3rd quarter of 2002. This truly demonstrates the efficiencies that we've achieved in the past year.

Through September 30, 2003, noninterest expense was approximately 18.5% more than the prior year. This increase on a year-to-date basis is primarily the result of the acquisition of First Fidelity, which increased earning assets by approximately 35%.

We continue to work to become more efficient, and we've achieved a reduction in the ratio of G&A to average assets to 1.64% for the nine months of 2003, compared with 1.82% during the same period in 2002. We anticipate general and administrative expense to increase by less than 10% in 2004, compared to 2003, primarily as a result of employee-related expenses.

Most notably, and like everyone else, we anticipate increased expenses in workers' compensation as well as for medical insurance for our employees. Additionally, we expect G&A to increase due to having a full year of employee and other operating expenses associated with our two newest branches as well as the impact of two additional branches that we intend to open in the 3rd or 4th quarter of 2004.

We remain diligent about expense control. However, we will be slightly off of our efficiency ratio guidance for 2003, primarily because of the compression in the net interest margin. As a result, our expectation is that the efficiency ratio will be slightly over 46% for all of 2003, and will improve slightly, but not significantly in 2004, again primarily resulting from the continued anticipation of the compression of the net interest margin. We reiterate our guidance for the ratio of G&A to average assets to be 1.6% for 2003, and our goal is to improve this ratio further in 2004.

I would like to briefly mention that our tax rate for the current quarter was 39%, which resulted in a year-to-date tax rate of 40% compared to 41% in the prior year. We anticipate that the tax rate for 2004 will be in the range of between 40 and 41%.

Now a few remarks regarding asset quality. In addition to the positive results that we've already discussed, our asset quality remains at historically strong levels and in fact continues to be better than our peer group. Nonaccrual loans at the end of September 2003 were $6.7 million, or 26 basis points of total assets. During the quarter, we sold the REO that we had acquired during the 2nd quarter and had no REO on the books at the end of the 3rd quarter. Classified assets decreased 29% from $18.6 million at the end of the 2nd quarter for 2003, to $13.2 million at the end of the 3rd quarter 2003. Delinquent loans totaled $12.7 million, down slightly from 2nd quarter results, and in line with year-end 2002 figures. Charge offs for the quarter were $326,000, or approximately six basis points of loans receivable. Year-to-date charge offs have been $694,000, or approximately four basis points of loans receivable annualized. Assuming asset quality remains at current levels, factoring in the anticipated loan growth, and also based on the current economic indicators, we expect that the provision for credit losses for the fourth quarter of 2003 will be consistent with the 3rd quarter provisions, or approximately $50,000.

We should probably mention that during the 3rd quarter, in accordance with SEC standards, we reclassified $1.3 million in reserves for $131.6 million of unfunded loan commitments from the allowance for credit losses to other liabilities.

Before I discuss the California economy, I want to emphasize something that we noted in today's press release, which is that we make our strategic decisions based on long term objectives keyed to the best interests of our shareholders. Our acquisition strategy is consistent with that philosophy. Following our acquisition of First Fidelity, we elected to pause until we were confident that the acquisition was successful by all measurements before we began looking for any other possible acquisitions. I'm sure, based on all of the reports that I've provided to you over the past year, you will agree that the acquisition has been a huge success. There are so many factors that validate this success, including the increased volume of loan originations, the increase in checking accounts in the acquired branches, and the improved asset quality.

We are now truly one Company with one culture. Further, our turnover ratio for the Company as a whole has been reduced significantly. It is now below 20%, down from a 35% per-year average in the mid to late 1990s, then to 27% in 2001, and 24% in 2002. This is another reflection that our team has settled in and is working well together. Accordingly, we are now considering potential acquisition opportunities. We should note that we will only do an acquisition if it meets our strategic objectives and provides significant accretion to earnings per share. We provided guidance in our press release that absent doing an acquisition in 2004, we anticipate growth in earnings per share of between 7 and 12%.

Now we'll talk about the California economy, and then open it up for questions.

Statewide, the August unemployment rate of 6.6% was down from the December 2002 revised 6.9%. UCLA forecasts the unemployment rate to decrease slightly to 6.4% in 2004 and 6.2% in 2005. Southern California continues to lead the way for the state. Two of our markets, Orange County and Ventura County have added jobs over the past three months. The employment focus for our main target market, Los Angeles County, continues to be relatively optimistic despite losing jobs in the past three months.

The residential real estate market has remained strong in California. Median home prices continue to rise in Los Angeles County. In fact, the 12 trailing months reflect an increase of 25% as of September 2003. A similar trend has occurred throughout the state where median prices have risen 21% as of August 2003. The continued imbalance between supply and demand suggests that the housing market should remain strong for the foreseeable future. This is further evidenced by the historically low inventory of homes currently available for sale. In August, there was 1.7 months of unsold inventory in Los Angeles County, meaning it would take that long to sell the homes listed for sale at the current sales rates. This ratio stood at 2.5 months a year ago.

In terms of commercial real estate, this market has remained relatively unchanged. In Los Angeles County, industrial vacancy has decreased from 2.9% in June to 2.5% in September, with the vacancy rate in San Diego County down as well to 7.5% in September from 7.7% in June. Orange County has experienced an increase in the vacancy rate in industrial properties from 5% in June to 5.4% in September. Average apartment rents in Southern California continue to increase due to the increase in the population and the fact that new housing starts are not keeping pace. The vacancy rates in the multifamily market remain stable for the same reasons. Los Angeles County experienced a 3.8% increase in average rents from June to September. San Diego and Orange counties both experienced a 3.3% increase in the most recent quarter. The office market continues to be the weakest real estate market locally. In the last three months, Los Angeles County's vacancy rates remained unchanged at 14.7% as of September 2003. However, our other two markets have shown signs of improvements with Orange County's vacancy improving to 14.7% from 15.6% in June, and San Diego's vacancy rate improving from 11.9% in June to 11.8% as of the end of September.

Before we open the call to questions, I should briefly comment about the recent election here in California. I'll be sure to stay away from discussing any of my own political views, but I think it is safe to say that the perception of the business community in general is that the outcome of the recent recall election in California is positive. It is clearly too soon to point to any specific accomplishments, but the general feeling seems to be optimistic.

In conclusion, we are pleased with our 3rd quarter results, and we are focused on providing a solid performance now and in the future, with our primary goal being to build value for our shareholders. Thank you for taking the time to join us on the conference call today. Jean, we are now ready to open the call for questions.

+++ q-and-a

Operator: Thank you. If you have a question or comment key star then one on your tone dial phone. If you want to withdraw your question, key star 2. Once again, key star 1 for questions. We'll pause for just a moment. Please stand by - and your first question today comes from Mike McMahon from Sandler O'Neill & Partners.

Mike McMahon: Hi Simone and David. Two questions. On the acquisition front, the First Fidelity acquisition has been fantastic as we see in your numbers. I think part of it has to do with the purchase price that you acquired the Company for and I'm just wondering as you look out at other opportunities which I'm sure are landing or your desk daily, what are the chances of finding something as attractive as that? I'm sure you've seen the prices paid for some of the deals in California here lately, as well. I mean, I guess what I'm getting at is, how likely is it that you're going to find something out there that would be as attractive as First Fidelity? So whatever you want to say is great.

Simone Lagomarsino: Sure. Certainly, from -- I mean, at seven times earnings, the acquisition of First Fidelity -- seven times trailing earnings, the acquisition of First Fidelity was, you know, a huge success for us. Not, however, not just because of the pricing but because of the efficiencies we've been able to achieve since then. Certainly, we've held back from looking at additional acquisitions as I mentioned earlier, so that we could make sure that we really absorbed First Fidelity and did it right, made sure we learned anything that we could change in the next time. But also we have held back because the multiple of our stock has not been in line with our peer group and certainly it's not as valuable a currency and so we actually now, today, are trading in line with our peer group in terms of our multiple and that does give us an opportunity to use our stock as a currency in an acquisition. And I don't know if that is helpful to you, Mike.

Mike McMahon: Well, in general, are you looking for deals to be accretive for the first year, or at least not lose money the first year or --

Simone Lagomarsino: We absolutely would only do a deal if it's accretive in the first 12 months to EPS.

Mike McMahon: Okay. And it looks -- can you comment on your buy-back? The share count went up in the current quarter. And you had a -- I don't know, a modest additional increase in your buy-back allotment announced earlier this month. Are you still pursuing buy-backs, is that still attractive to you?

Simone Lagomarsino: Yes, it is. In the 3rd quarter we repurchased about just under 33,000 shares. And when we get calls, we absolutely are looking at repurchasing shares.

Mike McMahon: Okay, very good, thank you.

Operator: And your next question comes from Richard Eckert of Roth Capital Partners.

Richard Eckert: Hi Simone. Hi David.

Simone Lagomarsino: Hi Richard.

Richard Eckert: I have a couple of questions, one real quick. In your press release you indicated that you anticipate net loan portfolio growth of between 15 and 20%. On the call you said 10 and 20%. Which is the more precise guidance?

Simone Lagomarsino: 15 to 20% is really what we've been talking about here internally.

Richard Eckert: Okay. And can I take the increase in share count this past quarter to be the exercise of warrants or --

Simone Lagomarsino: The increase in share count is a result of the stock dividend. Under generally accepted accounting rules, we had to report this 3rd quarter as though the stock dividend happened prior to the end of the quarter. So --

David Rosenthal: For all periods.

Simone Lagomarsino: Actually it's in all periods.

Richard Eckert: I don't mean the -- the increase in total shares, but I mean even if I had, you know, adjusted it for, you know, pre-split, it would have been 8.4 million shares as opposed to just over 8 million shares in the prior quarter. I'm not making sense, am I?

Simone Lagomarsino: I'm looking -- we had 8,368,000 prior to adjusting for the split, it was 8,329,000 in the 2nd quarter.

Richard Eckert: Yeah, but then when you factor in buy-backs, should have declined some.

Simone Lagomarsino: We, in July, had the exercise of some stock options from some of our employees, which is --

Richard Eckert: All right, I don't need the precise number.

Simone Lagomarsino: Yeah, I would say, Rich, that that's probably the reason, is in July we had the exercise of some stock options from some of our employees.

Richard Eckert: Okay, thank you very much.

Simone Lagomarsino: You're welcome.

Operator: And your next question comes from Gary Townsend of Friedman Billings. Please proceed.

Gary Townsend: Ramsey. How are you Simone and David?

Simone Lagomarsino: Doing great thanks, how are you Gary?

Gary Townsend: Good, thank you. Could you -- I was intrigued by your discussion of possible acquisitions and I was hoping that you could go into more depth with respect to the strategies that you see as the ones that you want to pursue. Would you go out of market, would you look for other ancillary products, or exactly how are you defining that?

Simone Lagomarsino: That's a great question. We are currently very focused on looking for acquisitions that keep us in the four coastal counties of Southern California, which would be San Diego, Orange County, LA County and Ventura County so we don't want to go outside of that geographic region. We would want institutions that are either in our current target markets which are the three I mentioned, North San Diego County, the Irvine Corridor or the South Bay region.

But if there are institutions that have developed significant market share in another market in those four counties to the point where we could use our same type of strategy of building to being the top five in market share in that region we would consider that. We are only really focused right now on real estate lenders, because that is our expertise. We would not consider at this point a commercial bank. We believe that there is a tremendous opportunity in Southern California to continue to have the thrift model that we operate in because of the significant consolidation that's transpired here in the last five to ten years. We believe that there is a void in the market for thrifts that are focused on the consumer in the household so we really excel at extreme service for those consumers and we would want to continue to find institutions that would fit that model.

When we talk about, you know, we said it needed to fit strategically and financially, we would not be looking for a significantly troubled institution.

We would want an institution that's healthy that fits the other parameters that I just outlined. And again, we would really only look for an institution and do an acquisition if it allowed us significant improvement in our earnings per share.

Gary Townsend: And I remember our first meeting, Simone, I hope you do too, but in it we discussed that almost every organization maybe all the organizations that you had worked for at one point had eventually been acquired. What's the view now with respect to Hawthorne's being acquired?

Simone Lagomarsino: Well, Gary, we focus every day on the long-term existence of Hawthorne Savings in large part because we believe that's in the best interests of the shareholders. And we make decisions for the long term because that's the right thing to do. Obviously, as successful as the bank has become and with our terrific team of employees, if another institution looked at us and decided that we would be beneficial to their strategic goals, and they offered a price that was in line with what our board and shareholders felt that was what the Company was worth, certainly the board and shareholders would make the decision that, you know, is the right decision.

Gary Townsend: Fair enough. Thanks very much.

Simone Lagomarsino: Thank you Gary.

Operator: And your next question comes from Mike McMahon of Sandler O'Neill and Partners.

Mike McMahon: I heard your comments about your expected loan growth and prepays going down which are good. I am wondering if you can give us some indication of where your pipeline is, perhaps at quarter-end, or what the trends are there. Is that building?

Simone Lagomarsino: Yes, we have fairly strong pipelines in our income property area, and construction, both are very strong. Residential has dropped off just slightly, but still, very strong. We had a very strong September in our residential lending group. So at this point, I mean Southern California continues to be a very vibrant economy and real estate continues to be a big part of what's driving that. So we continue to have strong robust pipeline.

Mike McMahon: And were those numbers up from, say, August, or about comparable to August, at the end of August?

Simone Lagomarsino: I actually don't have that information here, Mike, and I apologize for that.

Mike McMahon: That's all right.

Simone Lagomarsino: But we do see right now that our pipelines are strong, and we foresee the ability to originate about $100 million a month in loans into the 2004.

Mike McMahon: Very good. Thank you.

Simone Lagomarsino: Thank you Mike.

Operator: And your next question comes from Don Worthington of Hoefer and Arnett.

Don Worthington: Good morning Simone and David. One question for you in terms of you mentioned in the release you have a significant amount of deposits maturing in the fourth quarter, I guess out of the Fidelity acquisition, and the opportunity that's there to lower the cost of funds. Is that a function of just renewing those CDs at lower rates or rolling them off and replacing them with more transaction accounts or some combination of the two?

Simone Lagomarsino: A combination of both. We continue to really work on growing transaction accounts and that's where our marketing dollars have been, are in marketing for checking account, and money market accounts. When we look at the opportunity to lower rates, our current rates for just a six-month CD are actually almost 100 basis points less than the average cost of those maturing CDs. And that's where we think if those do roll with us and we're in line with the market so they will have a difficult time going elsewhere and getting a lot more than our current rate sheet suggests. So that's where we believe that there is still opportunity to lower our cost of funds.

Don Worthington: Okay. Thank you.

Simone Lagomarsino: Thank you.

Operator: There seem to be no questions at this time.

Simone Lagomarsino: Okay. Then on behalf of the employees, management and the board of directors of Hawthorne Financial Corporation I want to thank our shareholders for your continued support. And this concludes our 3rd quarter 2003 conference call. Thank you.

Operator: Ladies and gentlemen, thank you for your participation. You may now disconnect.